Exhibit 99.1

Enigma Software Group, Inc. Announces Results for the Quarter Ended March 31, 2007

STAMFORD, CT, May 14, 2007 -- Enigma Software Group, Inc. (OTCBB: ENGM), (“Enigma” and/or the “Company”), which today filed its quarterly report to the Securities and Exchange Commission for the fiscal quarter ended March 31, 2007 on Form 10-QSB, announced that its total revenue for the quarter was $600,329, which is an increase of $278,050 or 86.3% as compared to its revenue for the prior year comparable period. However, due to increased costs and expenses, the Company incurred an operating loss of $434,116, which was $135,885 or 45.6% higher than its operating loss for the prior year first quarter. In addition, the Company incurred non-operating expenses of $6,363,906 resulting in a net loss for the quarter of $6,798,022, as compared to a net loss of $293,169 for the prior year first quarter.

Since the major portion of the non-operating expenses consisted of non-cash charges associated with the fair-value of the Company’s derivatives and warrants as well as the beneficial conversion feature of its preferred stock, net cash used in operations for the quarter ended March 31, 2007 was $15,002, which compares favorably to net cash used in operations for the first quarter of last year of $304,303.

While management is very pleased with the sizable increase in revenues, it noted that the Company continues to operate in a liquidity crisis mode, as a significant portion of the Company’s increased revenues was absorbed by principal payments and principal premium payments to the holder of the Company’s secured convertible debentures amounting to $245,816. Such payments were due because the Company’s Registration Statement on Form SB-2 has not been declared effective by the Securities and Exchange Commission. The result was that as of March 31, 2007 the Company’s cash position totaled $187,982 compared to $471,254 at December 31 2006.

As a result of its continuing liquidity crisis, the Company’s Independent Registered Public Accounting Firm included in its reports for the years ended December 31, 2006 and 2005, a “going concern” opinion. The Company’s financial structure and its accounting policy with respect to revenues are very complex; therefore, for a full understanding of Enigma’s business, the reader is urged to review the Company’s public filings, which are available online at http://www.sec.gov.

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ABOUT ENIGMA SOFTWARE GROUP, INC.

Enigma develops and markets digital products and services for the consumer market. Enigma is known mostly for its Anti-Spyware software product SpyHunter. SpyHunter is distributed exclusively over the Internet by download. Enigma owns and operates several websites; including the Spyware reference sites www.spywareremove.com, www.anti-spyware-101.com. and more. Enigma Software operates within the United States with a worldwide customer base.

This release contains forward-looking statements relating to the development of Enigma Software Group, Inc.'s products and services and future operating results, including statements regarding Enigma Software Group's software, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Enigma Software Group Inc.'s actual results include the progress and costs of the development of our products and services, the timing of market acceptance of those products and services and subscriber cancellations and returns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Enigma Software Group, Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact:

Enigma Software Group, Inc.
Richard M. Scarlata, Chief Financial Officer
(888) 360-0646

Source: Enigma Software Group, Inc.